Exhibit 99
Contact: Conectiv Investor Relations
Bob Marshall 302-429-3114
Media Relations
Ted Caddell, Delmarva 302-429-3264
Mary Rucci, Atlantic 609-645-4714

For Immediate Release Feb. 26, 1998

Delmarva/Atlantic Merger approved by SEC, Merger expected to close March 1

Wilmington, DE and Egg Harbor Township, NJ - The merger involving
Delmarva Power & Light Company and Atlantic Energy, Inc. has cleared the final regulatory hurdle in the companies plan to combine under a common holding company named Conectiv.

The federal Securities and Exchange Commission approved the merger under the Public Utility Holding Company Act in a written order dated February 25, 1998. With the SEC approval, the merger is expected to be effective March 1. The approval by the SEC follows numerous federal and state regulatory approvals, including the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission, and the public utility commissions of Delaware, New Jersey, Maryland, Pennsylvania and Virginia.
The merger was originally announced August 1996.

With the completion of the merger, it is expected that shares of Conectiv Common Stock and Conectiv Class A Common Stock will begin trading on the New York Stock Exchange on March 2. The ticker symbol for Conectiv Common Stock is CIV, and CIV.A will be the symbol for Conectiv Class A stock. The merger will have no effect on Delmarva Power and Atlantic City Electric Company preferred stock, or on either company s debt securities.

"Completion of the merger will allow Conectiv to reduce its rates upon closing by over 1 percent to more than 1 million customers in our region," said Howard E. Cosgrove, Conectiv s Chairman and Chief Executive Officer. "These accomplishments will be made while continuing to provide superior customer care and service reliability. The shareholders of Conectiv will also realize long-term benefits from a larger, competitively well-positioned provider of energy, telecommunications and related products for homes and businesses in the Mid-Atlantic region. Conectiv will continue the tradition of building and maintaining community partnerships which Delmarva Power and Atlantic Electric are known for."

While the parent company will be named "Conectiv", for the time being the regulated utilities will be operated under their traditional names Delmarva Power and Atlantic Electric.
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Conectiv will have operating revenues of over $2.5 billion and serve more than 1 million electric customers and over 100,000 gas customers in Delaware, Maryland and New Jersey. Following the merger and other internal restructuring, Conectiv will have about 3,400 employees in its core businesses. Corporate headquarters will be located in Wilmington, Delaware. A major operations facility will be constructed in Salem County, New Jersey.

Operations that will carry the "Conectiv" name include Conectiv Energy (retail energy), Conectiv Communications (telecommunications), Conectiv Solutions (energy services) and Conectiv Services (HVAC). A district heating/cooling company named Atlantic Thermal Systems will soon change to Conectiv Thermal Systems. These five operations have nearly 100,000 customers.

Conectiv Officers and Directors
As previously announced, the chairman and CEO of Conectiv will be Howard E. Cosgrove. Jerrold L. Jacobs will serve as Vice Chairman. Other key officers are Meredith I. Harlacher, Jr., President of Conectiv and head of the Energy Delivery group; Thomas S. Shaw, Executive Vice President of Conectiv and head of the Energy Supply group, Barry R. Elson, Executive Vice President of Conectiv and head of the Enterprises group, and Barbara S. Graham, Senior Vice President and Chief Financial Officer of Conectiv .

The Board of Directors of Conectiv is made up of six directors from Atlantic Energy and eight directors from Delmarva Power.
The directors are: Howard E. Cosgrove, Jerrold L. Jacobs, Bernard
J. Morgan, Cyrus T. Holley, Richard B. McGlynn, Dr. Harold J. Raveche, Kathleen MacDonnell, Michael G. Abercrombie, R. Franklin Ballotti, Robert D. Burris, Audrey K. Doberstein, Michael B. Emery, Sarah I. Gore and Weston E. Nellius.


Dividend information
It is anticipated that Conectiv initially will pay an annual dividend of $1.54 per share on its Common Stock and $3.20 per share annually on the Class A Common Stock, subject to final determination by the Conectiv Board of Directors. The Board s determination will be based upon Conectiv s results of operations, financial condition, capital requirements and other relevant considerations.

The Bank of New York has been selected as transfer agent and registrar for Conectiv stock.

Conectiv s internet address is http://www.conectiv.com